Exhibit 99.01

                            CELERITY SOLUTIONS [LOGO]


                              FOR IMMEDIATE RELEASE

             Celerity Solutions Announces Organizational Changes and
                           Company-Wide Restructuring


Dedham, MA, March 12, 1999 -- Celerity Solutions, Inc. (Celerity, "the Company",
NASDAQ:   CLTY),   announced   today  that  it  has  completed  a   company-wide
restructuring,  including  management  changes  and  changes  to  its  Board  of
Directors. Effective today, Paul Carr, the founder of Client Server Technologies, Inc. (CSTI), which Celerity acquired on March 31, 1997, will rejoin the Company as President and Chief Executive Officer and assume responsibility of the Company's day-to-day operations. Mr. Carr has over 20 years of experience in the supply chain management software industry, and has managed several successful companies, including Cardinal Data Corp and Ross
Systems (Logistics Product Division). Luda Kopeikina has resigned from her position as President and Chief Executive Officer of the Company and will pursue other business interests.

Mr. Carr and Luc Ringuette, the founder of Somerset Automation, Inc. (Somerset), which was acquired by Celerity on December 8, 1997, have been elected to the Company's Board of Directors. Mr. Ringuette will be the Chairman of the Board. Luda Kopeikina, Igor Razboff, Philip Redmond and Alan White have resigned from the Board of Directors. Richard J. Santagati will continue to serve as a Director on the Board. The Company plans to add additional directors to its Board in the next several weeks.

The Company also announced that it has entered into an agreement with both Mr. Carr and Mr. Ringuette to reschedule payments on their Promissory Notes, which were issued to them as part of the Company's acquisitions of CSTI and Somerset. These obligations represent approximately $1.5 million, or 72% of the Company's outstanding debt. The Company expects to finalize the restructuring of the payment schedule related to these Promissory Notes within the next 90 days.

The Company also announced that it has completed a reduction of its domestic work force by approximately 20% and decreased operating expenses. The employment and cost reductions affect all functional areas of the Company at its Dedham, MA and Irvine, CA locations. The reductions are expected to save approximately $150,000 a month beginning in April 1999. The cost of the restructuring to be recognized in the Company's fiscal fourth quarter will be approximately
$375,000. The reductions are intended to improve the Company's results from operations and cash flow concerns that were discussed in the Management
Discussion and Analysis section of the Company's most recently filed Form 10-QSB. The Company also announced that it would take a write-off in its fiscal fourth quarter ending March 31, 1999 related to certain accounts receivables totaling about $800,000. Conditions surrounding several customers' accounts have changed in the past 30 days that resulted in the Company concluding that these write-offs are necessary. Further, the Company will establish a reserve of $100,000 for a recovery claim related to litigation from the 1996 bankruptcy case of Marvel Entertainment Group, Inc. The write-offs and restructuring charges will result in the Company incurring


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a loss for both the fiscal fourth quarter and fiscal 1999. The Company estimates a net loss of between $1.6 to $1.9 million for the fiscal fourth quarter and a net loss of between $2.3 to $2.5 million for fiscal 1999. The Company expects revenues for fiscal 1999 will be approximately $12 million versus $13 million projected by the Company in previous press releases.

Paul Carr, the new President and Chief Executive Officer of Celerity commented, "Revenues were adversely affected by consulting capacity constraints, which reduced professional services revenues and delayed license fee recognition. In addition, the Company's use of outside contractors eroded margins. These factors contributed to the Company's losses and negative cash flow. Work force reductions were necessary to reduce operating losses and improve cash flow. These reductions were primarily in executive, administrative and marketing & sales positions."

Mr. Carr added, "The Company must now concentrate on increasing consulting capacity and tightening project controls. This will ensure highly successful, satisfied, and referencable customers. The Company also plans to expand its delivery capabilities through partnerships and alliances."

                                      * * *

Celerity Solutions, Inc., provides a unique broad-based offering of supply chain planning and execution products for the manufacturing and distribution industries ranging from Supply Chain Planning through Warehouse Management software products. Celerity, which means "with swiftness of movement", is focused on accelerating customers' materials and products through their supply chains, while optimizing their inventory investment and improving customer service. Celerity's software is designed to integrate planning and transaction-based systems, and to provide real-time visibility to inventory movement throughout the supply chain. Founded in 1982, Celerity has offices in Dedham, Massachusetts; Newark, New Jersey; Chicago, Illinois; Irvine, California; and St. Petersburg, Russia. Some of Celerity's customers include Distribution Dynamics, United Liquors Limited, Corporate Express, Nortel, Pleasant Company, Honeywell, Wesley Jessen, Champion Paper, Image Entertainment, and Methanex Methanol. Additional information is available through the company's Web sites: www.celeritysolutions.com and www.somersetwms.com.

For More Information Contact - 781.329.1900
         Paul Carr, President and CEO, ext. 218 or Edward Terino, CFO, ext. 229

This press release contains certain forward-looking statements, e.g. "expects", "project", "projected", "will allow", and "intends", within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presently anticipated or projected. Celerity cautions readers not to place undue reliance on any forward looking statements, which speak only as to management's expectations on the date hereof. Please refer to Celerity's 1998 Annual Report and quarterly SEC filings for a description of the risks and uncertainties prepared by Celerity. Celerity does not undertake - and specifically declines any obligation - to publicly release the result of any revision which may be made to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events

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